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                                                                     EXHIBIT 3.1


                       CERTIFICATE OF OWNERSHIP AND MERGER
                                     MERGING
                        RAINDROP ACQUISITION CORPORATION
                            (A DELAWARE CORPORATION)
                                  WITH AND INTO
                         CONTINUUS SOFTWARE CORPORATION
                            (A DELAWARE CORPORATION)

                        UNDER SECTION 253 OF THE GENERAL
                    CORPORATION LAW OF THE STATE OF DELAWARE

        Pursuant to Section 253 of the General Corporation Law of the State of Delaware, Raindrop Acquisition Corporation, a Delaware corporation (the "Company"), hereby certifies the following information relating to the merger of the Company with and into Continuus Software Corporation ("Continuus") (the "Merger"), with Continuus remaining as the surviving corporation:

        1. The Company is the owner of at least 90% of the outstanding shares of common stock of Continuus. Continuus has no outstanding capital stock other than common stock.

        2. The Board of Directors of the Company has determined to merge the Company with and into Continuus, with Continuus remaining as the surviving corporation pursuant to Section 253 of the Delaware General Corporation Law and has adopted the following resolutions as of December 6, 2000:

                  WHEREAS, the Company and Telelogic AB, a company organized under the laws of Sweden ("Telelogic") and the parent corporation of the Company, has adopted and approved an Agreement and Plan of Merger (the "Merger Agreement"), among Telelogic, the Company and Continuus Software Corporation, a Delaware corporation ("Continuus"), pursuant to which, among other things, the Company commenced an offer to purchase all of the outstanding shares of Continuus common stock, par value $0.001 per share ("Continuus Common Stock"), at a price of $3.46 per share, subject to the terms of the Merger Agreement (the "Offer Consideration");

                  WHEREAS, the Company's tender offer expired at 5:00 p.m.
         on December 5, 2000 and more than 90% of the Continuus Common Stock was tendered pursuant to the tender offer;

                  WHEREAS, in accordance with the terms of the Merger Agreement,
         (i) the Company will merge (the "Merger") with and into Continuus, with Continuus continuing as the surviving corporation and becoming a wholly-owned subsidiary of Telelogic, (ii) each issued and outstanding share of Continuus Common Stock, other than shares to be canceled and retired and any dissenting shares, will be converted into the right to receive the Offer Consideration, payable in cash to the holder thereof, without any interest thereon the ("Merger Consideration"), and



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         (iii) at the effective time of the Merger, each holder (other than
         Steven L. Johnson, David McCann, William A. Philbin, Paul Van Den Berg and John R. Wark) of a then-outstanding option to purchase Continuus Common Stock under any plan, program or arrangement of Continuus (an "Option"), will, in respect of the cancellation thereof, receive for each share of Continuus Common Stock subject to such Option an amount (subject to any applicable withholding tax) in cash equal to the excess, if any, of (a) the Merger Consideration, over (b) the per share exercise price of such Option;

                  WHEREAS, the Board has determined it is in the best interests of the Company and its sole stockholder to authorize and approve the Merger Agreement and to effect the Merger and other related transactions;

                  WHEREAS, the Merger has been approved by Telelogic, the sole stockholder of the Company, in accordance with Sections 228 and 253 of the Delaware General Corporation Law;

                  WHEREAS, there has been submitted to and considered by the Board of Directors of the Company a Certificate of Ownership and Merger (the "Certificate of Ownership") for filing with the Delaware Secretary of State merging the Company with and into Continuus in substantially the form attached hereto as Exhibit A;

                  NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby authorizes and approves the Merger and the filing of the Certificate of Ownership with the Delaware Secretary of State.

                  RESOLVED FURTHER, that, by virtue of the Merger and without any action on the part of the holder thereof, at the time of filing the Certificate of Ownership (the "Effective Time"), each share of common stock, par value $0.01 per share, of the Company outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Continuus Common Stock.

                  RESOLVED FURTHER, as contemplated by the Merger Agreement, the Certificate of Incorporation of Continuus, the surviving corporation, shall continue to be the Certificate of Incorporation of the surviving corporation following the effective time of the Merger until the same shall be thereafter altered or amended; provided, however, that at the effective time, Article I of the Certificate of Incorporation shall be amended to read, in its entirety, as follows:


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                                       "I.

                  The name of this corporation is Telelogic Configuration Management, Inc."

                  RESOLVED FURTHER, that the Board of Directors declares the Merger advisable (within the meaning of Section 253 of the Delaware General Corporation Law) for, and in the best interests of, the Company and its sole stockholder.

                  RESOLVED FURTHER, that the officers of the Company be, and each of them hereby is, authorized and directed, in the name and on behalf of the Company, to execute and file the Certificate of Ownership, in substantially the form presented to the Board, with such non-material changes or amendments thereto as such officer or officers deem necessary or appropriate, and to consummate the transactions contemplated by the Merger Agreement.

                  RESOLVED FURTHER, that the officers of the Company are authorized and directed on behalf of the Company and in its name to execute and deliver any applications, certificates, agreements or other instruments or documents, as such officers may in their discretion deem necessary or appropriate to carry out the purpose of the foregoing resolutions, the taking of such actions and the execution and delivery of such instruments or documents to be conclusive evidence of the necessity and appropriateness thereof.

                  RESOLVED FURTHER, that any and all actions previously taken by any officer of the Company prior to the date hereof in furtherance of the foregoing resolutions be and they hereby are, ratified, confirmed and approved as the acts and deeds of the Company.

         3. Continuus shall be the surviving corporation of the Merger.

         4. The Certificate of Incorporation of Continuus as in effect immediately prior to the effective time of the Merger shall continue to be the Certificate of Incorporation of the surviving corporation, except that the name of the surviving corporation shall be "Telelogic Configuration Management, Inc."

         5. The Merger has been approved by the written consent of the sole stockholder of the Company in accordance with Section 228 of the Delaware General Corporation Law.


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         IN WITNESS WHEREOF, RAINDROP ACQUISITION CORPORATION has caused this
Certificate of Ownership and Merger to be executed on this 29th day of November, 2000.


                                             RAINDROP ACQUISITION CORPORATION,
                                             A DELAWARE CORPORATION


                                             By: /s/ Hakan Rippe
                                                 -------------------------------
                                                     Hakan Rippe
                                                     Chief Financial Officer and
                                                     Secretary



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